Press Release For immediate release

Invesco Ltd. Announces May 31, 2023 Assets Under Management
Investor Relations Contacts: Media Relations Contact:	Greg Ketron Matt Seitz Graham Galt	404-724-4299 404-439-4853 404-439-3070

Atlanta, June 12, 2023(a) --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,487.6 billion, an increase of 0.2% versus previous month-end. The firm experienced net long-term outflows of $2.2 billion in the month. Non-management fee earning net inflows were $2.3 billion and money market net inflows were $9.1 billion. AUM was not materially impacted by market returns. FX decreased AUM by $6.2 billion. Preliminary average total AUM for the quarter through May 31 were $1,476.5 billion, and preliminary average active AUM for the quarter through May 31 were $996.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2023(a)	$1,487.6	$702.9	$319.3	$63.3	$221.2	$180.9
April 30, 2023	$1,484.3	$696.7	$322.2	$67.0	$212.8	$185.6
March 31, 2023	$1,483.0	$695.7	$321.8	$67.9	$211.5	$186.1
February 28, 2023	$1,458.0	$673.1	$315.6	$68.2	$214.9	$186.2
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2023(a)	$998.7	$289.5	$274.7	$62.5	$221.2	$150.8
April 30, 2023	$1,005.2	$295.1	$276.2	$66.2	$212.8	$154.9
March 31, 2023	$1,005.2	$294.3	$276.7	$67.1	$211.5	$155.6
February 28, 2023	$997.6	$287.6	$271.5	$67.3	$214.9	$156.3
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2023(a)	$488.9	$413.4	$44.6	$0.8	$—	$30.1
April 30, 2023	$479.1	$401.6	$46.0	$0.8	$—	$30.7
March 31, 2023	$477.8	$401.4	$45.1	$0.8	$—	$30.5
February 28, 2023	$460.4	$385.5	$44.1	$0.9	$—	$29.9

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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